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                                                                     EXHIBIT 2.1

                          AGREEMENT AND PLAN OF MERGER

            This Agreement and Plan of Merger (this "Agreement"), dated as of October 18, 1999, is by and between Aether Systems, Inc., a Delaware corporation (the "Corporation"), and Aether Systems LLC, a Delaware limited liability company (formerly Aether Technologies International, L.L.C., and referred to herein as the "LLC").

                                   WITNESSETH

            WHEREAS, the LLC has determined (i) to offer equity securities to the public (the "IPO") pursuant to a registration statement on Form S-1 filed with the Securities and Exchange Commission (the "Registration Statement") and
(ii) in connection with the IPO, to convert into a corporation; and

            WHEREAS, the Board of Directors and the sole stockholder of the Corporation have approved and adopted this Agreement, and the Managers and Members of the LLC have approved and adopted this Agreement by Super Majority Approval.

            NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Agreement covenant and agree as follows:

                                    ARTICLE I

                                   THE MERGER

            1.1 The Merger; Surviving Corporation. Subject to the terms and conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3 below), the LLC shall be merged with and into the Corporation, pursuant to Section 264 of the Delaware General Corporation Law (the "DGCL") and
Section 18-209 of the Delaware Limited Liability Company Act (the "DLLCA"), and the separate existence of the LLC shall cease. The Corporation shall be the surviving entity (the "Surviving Corporation") and shall continue to be governed by the DGCL.

            1.2 Condition to the Merger. The LLC and the Corporation shall not consummate the Merger unless and until there shall have occurred the closing of the transactions contemplated by the Agreement and Plan of Contribution pursuant to which the Corporation will issue shares of common stock, par value $.01 ("Common Stock"), in exchange for Units contributed by the Members of the LLC. The LLC and the Corporation agree that the foregoing condition shall not be waived.

            1.3 Effective Time. The Merger shall become effective upon filing of the Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). The Certificate of Merger shall be filed at such time as the Corporation and the LLC shall direct.
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            1.4 Cancellation of the Limited Liability Company. In accordance with Section 18-209(e) of the DLLCA, the Certificate of Merger filed pursuant to
Section 1.3 hereof shall be deemed a certificate of cancellation of the LLC.

                                   ARTICLE II

                            THE SURVIVING CORPORATION

            2.1 Name. The name of the Surviving Corporation shall continue to be Aether Systems, Inc.

            2.2 Certificate of Incorporation and Bylaws; Defined Terms. The Certificate of Incorporation and Bylaws of the Surviving Corporation shall be as set forth in Exhibit A and Exhibit B to this Agreement, respectively, unless and until amended in accordance with their terms and applicable law.

            2.3 Directors and Officers. The directors of the Corporation immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly elected and qualified or until his or her earlier resignation or removal. The officers of the Corporation immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation and until his or her successor is duly appointed and qualified or until his or her earlier resignation or removal.

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                                   ARTICLE III

                            CONVERSION OF SECURITIES

            3.1 Conversion of LLC Interests.

                (a) Except as otherwise provided in Section 3.1(b), at the Effective Time, by virtue of the Merger and without any action on the part of the Corporation, the LLC or any Member of the LLC, (i) all Units in the LLC shall, from and after the Effective Time, be converted into 2.5 shares of Common Stock of the Surviving Corporation and (ii) all options and warrants to acquire membership interests shall, from and after the Effective Time, be converted into options and warrants to acquire 2.5 shares of Common Stock of the Surviving Corporation, each at an exercise price equal to the exercise price in effect prior to the Effective Time divided by 2.5.

                (b) Each share of Common Stock held in treasury of the LLC and each Unit issued and outstanding immediately prior to the Effective Time which is then owned beneficially or of record by the Corporation shall by virtue of the Merger, and without any action on the part of the holder thereof, be canceled and retired and cease to exist, without any conversion thereof and no payment or distribution shall be made with respect thereto.

            3.2 No Fractional Shares. No fractional shares of capital stock of the Surviving Corporation shall be issued in the Merger. In lieu of any fractional share that any holder would otherwise be entitled to receive, such holder shall instead receive one whole share of the same class and series.

                                   ARTICLE IV

            TRANSFER OF ASSETS AND ASSUMPTION OF LIABILITIES

            4.1 Transfer, Conveyance and Assumption. At the Effective Time, the Corporation shall continue in existence as the Surviving Corporation and, without further transfer, succeed to and possess all the rights, privileges and powers of the LLC, and all the assets and property of whatever kind and character of the LLC shall vest in the Surviving Corporation without further act or deed. Thereafter, the Corporation, as the Surviving Corporation, shall be liable for all of the liabilities and obligations of the LLC, and any claim or judgment against the LLC may be enforced against the Corporation, as the Surviving Corporation.

            4.2 Further Assurances. If at any time the Corporation shall consider or be advised that any further assignment, conveyance or assurance is necessary or advisable to vest, perfect or confirm of record in the Surviving Corporation the title to any property or right of the LLC, or otherwise, to carry out the provisions hereof, the proper representatives of the LLC as of

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the Effective Time shall execute and deliver any and all proper deeds, assignments and assurances, and do all things necessary and proper to vest, perfect or convey title to such property or right in the Surviving Corporation and otherwise to carry out the provisions hereof.

                                    ARTICLE V

                                   TERMINATION

            5.1 Termination. This Agreement shall automatically terminate in the event that the conditions to the Merger set forth in Section 1.2 of this Agreement shall not have been satisfied on or before June 30, 2000, or if the Managers of the LLC abandon that certain Plan of Conversion dated as of October 12, 1999.

            5.2 Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party hereto.

                                   ARTICLE VI

                                  MISCELLANEOUS

            6.1 Entire Agreement. This Agreement contains the parties' entire understanding and agreement with respect to its subject matter, and any and all conflicting or inconsistent discussions, agreements, promises, representations and statements, if any, between the parties or their representatives that are not incorporated in this Agreement shall be null and void and are merged into this Agreement.

            6.2 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute an original, but all of which together shall constitute a single agreement.

            6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles.

            6.4 Headings. The various section headings are inserted for purposes of reference only and shall not affect the meaning or interpretation of this Agreement or any provision hereof.

            6.5 Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Limited Liability Agreement for Aether Systems LLC, dated as of October 29, 1998, as amended.

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            6.6 Severability. The provisions of this Agreement shall be severable, and any invalidity, unenforceability or illegality of any provision or provisions of this Agreement shall not affect any other provision or provisions of this Agreement, and each term and provision of this Agreement shall be construed to be valid and enforceable to the full extent permitted by law.

                            [signature page follows]

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            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    AETHER SYSTEMS LLC

                                    By:   /s/ DAVID S. OROS
                                       ------------------------------
                                          Name: David S. Oros
                                          Title:Chairman, CEO and President

                                    AETHER SYSTEMS, INC.

                                    By:   /s/ DAVID S. OROS
                                       ------------------------------
                                          Name: David S. Oros
                                          Title:Chairman, CEO and President

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